                          CHARTER MEDICAL CORPORATION


                                 ____________


                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON FEBRUARY 18, 1994


                                 ____________



     The Annual Meeting of Stockholders of Charter Medical Corporation will be held at 191 Peachtree Street, 50th floor, Atlanta, Georgia, on Friday, February 18, 1994, at 10:00 A.M., Eastern Standard Time, to consider and act upon the following:

     (1)   Election of three directors to three-year terms;

     (2)   Approval of the Company's proposed Directors' Unit Award Plan;

     (3)   Approval of the Company's proposed 1994 Employee Stock Purchase
           Plan;

     (4)   Approval of the Company's proposed 1994 Stock Option Plan;

     (5)   Approval of an amendment to the Director's Stock Option Plan; and

     (6)   Such other matters as may properly come before the meeting.

     Only stockholders of record at the close of business on December 30, 1993 are entitled to notice of, and to vote at, the meeting. A complete list of stockholders entitled to vote at the meeting will be available for inspection at the offices of the Company during normal business hours from February 8, 1994 through February 17, 1994.

     Your attention is directed to the accompanying proxy statement.



                                                Linton C. Newlin
                                                Secretary

Macon, Georgia
January 18, 1994

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED PROXY. THE PROXY IS REVOCABLE AND YOU MAY VOTE YOUR SHARES IN PERSON IF YOU ATTEND THE MEETING AND WISH TO DO SO.

                          CHARTER MEDICAL CORPORATION


                              577 Mulberry Street
                             Macon, Georgia  31298

                                 ____________


                              PROXY STATEMENT FOR

                        ANNUAL MEETING OF STOCKHOLDERS

                                 ____________


     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Charter Medical Corporation, a Delaware corporation (the "Company"), from the holders of the Company's Common Stock (the "Common Stock"), for use at the Annual Meeting of Stockholders to be held at 10:00 a.m., Eastern Standard Time, on Friday, February 18, 1994, and any adjournment thereof (the "Annual Meeting"). The Annual Meeting will be held at 191 Peachtree Street, 50th floor, Atlanta, Georgia. This Proxy Statement and the accompanying form of proxy were first sent or given to stockholders on or about January 18, 1994.

                                    VOTING

     The Board of Directors has fixed the close of business on December 30, 1993, as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting. On December 30, 1993, 26,720,280 shares of Common Stock were outstanding. Each share is entitled to one vote on each matter presented for a vote at the Annual Meeting.

     The presence in person or by proxy of the holders of a majority of the shares of Common Stock outstanding on the record date constitutes a quorum for the transaction of business at the Annual Meeting.

     The matters submitted to the stockholders at the Annual Meeting require the affirmative vote of a majority of the votes cast at the meeting with respect to each matter. With regard to the election of directors, stockholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees. With respect to approval of the Directors' Unit Award Plan, 1994 Employee Stock Purchase Plan, 1994 Stock Option Plan and the amendment to the Directors' Stock Option Plan, stockholders may vote in favor of or against the proposal or may abstain from voting.

     Stockholders should specify their choices on the enclosed form of proxy card. If no specific instructions are given with respect to the matters to be acted upon, the shares represented by a properly signed proxy card will be voted FOR the election of the nominees for the office of director and FOR approval of the Directors' Unit Award Plan, 1994 Employee Stock Purchase Plan, 1994 Stock Option Plan and the amendment to the Directors' Stock Option Plan. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote on such matters in their discretion.

     A stockholder who has returned a proxy may revoke it at any time before it is voted at the Annual Meeting by executing a later-dated proxy, by voting by ballot at the meeting or by filing with the Inspector of Election an instrument of revocation.

     Under Delaware law and the Company's bylaws, the treatment and effect of abstentions and broker non-votes are as follows. Abstentions with respect to a proposal are counted for purposes of establishing a quorum and are also counted for purposes of determining the minimum number of affirmative votes required for approval of matters other than the election of directors. Accordingly, if a stockholder registers an abstention vote by checking the Abstain box on the proxy card, the abstention vote has the effect of a vote against the proposal. If a broker or other nominee holding shares of Common Stock for beneficial owners has voted on one or more matters pursuant to discretionary authority or instructions from beneficial owners, but does not vote on other matters because the broker or nominee has not received instructions from beneficial owners and does not have the right to exercise discretionary voting power, such shares are counted for purposes of determining whether a quorum is present, but broker non-votes have no effect on the vote with respect to such other matters. That is, broker non-votes are not counted as votes for the proposal or as votes against the proposal and also are not counted in determining the number of votes needed in order for a proposal to be approved.

     Voting By ESOP Participants

     Each participant in the Company's Employee Stock Ownership Plan (the "ESOP") is being sent, together with this proxy statement, an ESOP proxy card for voting of the shares of the Company's Common Stock allocated to such participant's ESOP account (the "Allocated Shares"). The ESOP proxy card may be used by a participant to direct the Trustee of the ESOP (the "ESOP Trustee") as to the manner in which the participant's Allocated Shares shall be voted. In order to direct the ESOP Trustee, a participant must have completed, signed and dated the ESOP proxy card and returned it to the ESOP Trustee, in the envelope provided, which card must be received by the ESOP Trustee prior to the Annual Meeting.

     Prior to the Annual Meeting, the ESOP Trustee will aggregate votes of Allocated Shares for, against or abstaining or withholding authority to vote for any proposal or nominee. At the Annual Meeting, the ESOP Trustee will vote the Allocated Shares for which it has received instructions in accordance with such instructions. The ESOP Trustee will not vote any Allocated Shares in the absence of timely instructions. As of December 30, 1993, 302,959 shares of Common Stock were held by the ESOP Trustee and eligible to be voted at the Annual Meeting at the direction of participants. Under the terms of the ESOP, instructions received by the ESOP Trustee from participants are required to be held by the Trustee in confidence and not to be divulged or released to any person, including officers and employees of the Company. Neither the ESOP Trustee nor the Administrative Committee of the ESOP (consisting of three officers of the Company) will make recommendations to participants on whether to vote or how to vote.

     Shares of Common Stock held by the ESOP which have not been allocated to participants' accounts will be voted by the ESOP Trustee at the direction of the Administrative Committee of the ESOP. Under the applicable plan document, the Administrative Committee directs the ESOP Trustee concerning voting of unallocated shares after it determines such action to be in the best interests of participants. The Administrative Committee has advised the Company that it intends to direct the ESOP Trustee to vote for the election as directors of the nominees named in this proxy statement and to vote for the adoption of the Directors' Unit Award Plan, 1994 Employee Stock Purchase Plan, 1994 Stock Option Plan and the amendment to the Directors' Stock Option Plan. As of December 30, 1993, 221,946 shares of Common Stock were held by the ESOP Trustee but not allocated to participants' accounts.

                            SOLICITATlON OF PROXIES

     The cost of soliciting proxies in the accompanying form will be paid by the Company. In addition to solicitation by mail, banks, brokers and other custodians, nominees and fiduciaries will be requested to send proxy material to the beneficial owners and to secure their voting instructions, if necessary. The Company will reimburse them for their expenses in so doing. Certain officers and other employees of the Company, who will receive no compensation for their services other than their regular compensation, may solicit proxies by mail, telephone and personal contact. In addition, the firm of MacKenzie Partners, Inc. has been retained to assist in the solicitation of proxies for a fee of approximately $3,500 plus expenses.


                       PRINCIPAL HOLDERS OF COMMON STOCK

     The following table sets forth information as of December 3, 1993 (except as otherwise noted) with respect to persons known to the Company to be the beneficial owner of more than 5% of the Company's outstanding Common Stock:


                                  Amount and Nature              Percent of
Name and Address               of Beneficial Ownership             Class

W.R. Huff Asset Management            2,839,218                     11.3%
 Co., L.P.(1)
30 Schuyler Place
Morristown, N.J. 07960

William A. Fickling, Jr.(2)           2,585,113                      9.4%
577 Mulberry Street
Macon, GA 31298

The Putnam Companies, Inc.(3)         1,437,965                      5.7%
One Post Office Square
Boston, MA  02109

______________

(1) Information concerning beneficial ownership of securities by W.R. Huff Asset Management Co., L.P. is based on its Schedule 13D, dated July 30, 1992.
(2) Information concerning beneficial ownership of securities by Mr. Fickling is based on his amended Schedule 13D, dated December 3, 1993, and on notices of option exercises received by the Company in December 1993.
(3) Information concerning beneficial ownership of securities by the Putnam Companies, Inc. is based on its Schedule 13G, dated January 19, 1993.


      W.R. Huff Asset Management Co., L.P. ("Huff") is a registered investment adviser and, under the terms of Huff's investment advisory contracts with its clients, Huff has shared voting and shared investment power over the 2,839,218 shares of Common Stock. Huff is a limited partnership; and one of its general partners, W.R. Huff, of the same address, may be deemed a beneficial owner of the shares under Securities and Exchange Commission (the "Commission") rules because of his control of Huff.

      William A. Fickling, Jr., is the former Chairman of the Board of Directors of the Company. Of the 2,585,113 shares of Common Stock beneficially owned by Mr. Fickling, he has sole voting and investment power with respect to 672,252 shares, but he disclaims beneficial ownership of 56,934 of such shares which are held in trusts and 25,076 of such shares which are beneficially owned by his spouse. In December 1993, subsequent to the filing of amended Schedule 13D on which the above information is based, Mr. Fickling acquired direct ownership of 1,406,747 of the 2,585,113 shares beneficially owned by him on December 3, 1993, by exercising options to purchase such shares. In addition, in connection with such exercise, Mr. Fickling surrendered 487,589 optioned shares related to the payment of income taxes. Mr. Fickling has sole investment power with respect to 18,525 shares of Common Stock which he has the right to acquire within sixty days upon exercise of certain options held by him, but has no voting power with respect to such shares until the right to acquire such shares is exercised.

      Certain Putnam investment managers (together with their parent corporations, The Putnam Companies, Inc. and Marsh & McLennan Companies, Inc.), are considered "beneficial owners" in the aggregate of 1,437,965 shares, or 5.7% of shares outstanding, of the Company's voting common stock, which shares were acquired for investment purposes by such investment managers for certain of their advisory clients.

                             ELECTION OF DIRECTORS

      Under the Company's Certificate of Incorporation, the number of directors is fixed at eight. Two director positions (for terms expiring in 1995) are vacant. The directors are divided into three classes, with one class being elected each year to serve three-year terms. At the Annual Meeting, stockholders will elect three directors for three-year terms. Of the present six directors, three will continue to serve after the Annual Meeting, one for a term expiring in 1995 and two for terms expiring in 1996.

      One of the vacancies on the Board of Directors was created by the resignation of William A. Fickling, Jr. in December 1993. The other vacancy is a position created by an amendment to the Company's Certificate of Incorporation effective on July 21, 1992, which amendment was adopted as part of the Company's Plan of Reorganization under the Bankruptcy Code (the "Plan"). The vacancies may be filled by the Board of Directors for terms expiring in 1995.

      If any of the nominees listed below is unable to serve (which is not anticipated), the Board of Directors will designate a substitute nominee or nominees, in which case the persons designated as proxies will vote all valid proxy cards for the election of such substitute nominee or nominees.

      The first table below sets forth the names of the nominees for the director positions to be elected by the holders of the Common Stock at the Annual Meeting. The second table sets forth the names of each other present director who will continue to serve after the Annual Meeting. With respect to each nominee and continuing director, the table lists his age, month and year in which he first became a director, any other position with the Company, principal occupations during the past five years and any directorships in public or certain other companies.


                      NOMINEES FOR THE DIRECTOR POSITIONS
                          FOR TERMS EXPIRING IN 1997


                                                   Position with Company,
Name, Age, and Date                                Principal Occupations
  First Became a                                  During Past Five Years
     Director           Term Expiring             and Other Directorships

E. Mac Crawford              1994          Chairman of the Board of Directors,
  44                                       President and Chief Executive
April 1990                                 Officer of the Company (since 1993);
                                           President and Chief Operating
                                           Officer of the Company (1992-1993);
                                           Executive Vice President-Hospital
                                           Operations (1990-1992); Assistant
                                           to the President and Chairman
                                           (1990); President (1988-1990),
                                           Mulberry Street Investment Company.

Raymond H. Kiefer            1994          Retired insurance executive
  66                                       (since 1992); President, Allstate
July 1992                                  Insurance Company (1989-1992);
                                           President, Personal Property and
                                           Casualty Company (1984-1989)
                                           (a subsidiary of Allstate Insurance
                                           Company).

Gerald L. McManis             --           Chairman of the Board and President
  57                                       (since 1965) of McManis Associates,
                                           Inc. (strategy development and
                                           management consulting firm for
                                           healthcare and healthcare related
                                           companies).

                             CONTINUING DIRECTORS

Andre C. Dimitriadis         1995          Chairman and Chief Executive
  53                                       Officer, LTC Properties (a
July 1992                                  healthcare real estate investment
                                           trust) (since 1992); Director of
                                           Sun Healthcare Group (since 1993);
                                           Director of Home Care Management,
                                           Inc. (since 1993);  Executive Vice
                                           President and Chief Financial
                                           Officer, Beverly Enterprises, Inc.
                                           (nursing homes) (1989-1992); Chief
                                           Financial Officer and Director,
                                           American Medical International, Inc.
                                           (hospitals) (1984-1989).



                             CONTINUING DIRECTORS

                                                   Position with Company,
Name, Age, and Date                                Principal Occupations
  First Became a                                  During Past Five Years
     Director           Term Expiring             and Other Directorships

Edwin M. Banks               1996          Securities Analyst, W.R. Huff
  31                                       Asset Management Co., L.P. (1988-
July 1992                                  present).

Lawrence W. Drinkard         1996          Executive Vice President and Chief
  54                                       Financial Officer (since 1994) of
January 1991                               the Company; Senior Vice President -
                                           Finance (1990-1993); Vice President
                                           (1987-1990); Treasurer (1986-1991).

     Mulberry Street Investment Company manages the personal investments of William A. Fickling, Jr. and his family. As President (1988-1990) of Mulberry Street Investment Company, Mr. Crawford had responsibility for managing real estate and other investments and related financings.

                        BOARD OF DIRECTORS INFORMATION

     During the fiscal year ended September 30, 1993, the Board of Directors held 12 meetings; and each director attended all Board meetings and all meetings of committes of which he was a member.

     The Board has established an Audit Committee and Compensation Committee. There is no nominating committee of the Board; nominees for director are selected by the Board of Directors.

     Audit Committee. Audit Committee members are Edwin M. Banks (Chairman) and Raymond H. Kiefer. The Audit Committee held five meetings in fiscal
1993. The Audit Committee recommends to the Board of Directors the engagement of independent auditors of the Company, reviews the scope and results of audits of the Company, reviews the Company's internal accounting controls and the activities of the Company's internal audit staff and reviews the professional services furnished to the Company by its independent auditors.

     Compensation Committee. Compensation Committee members are Andre C. Dimitriadis (Chairman) and Michael D. Hernandez, whose term as a director expires at the Annual Meeting. The Compensation Committee's duties are described under the caption, "Board Compensation Committee Report on Executive Compensation."

     During fiscal 1993, non-employee directors received annual compensation of $18,000 and a fee of $800 for each Board meeting attended. In addition, non-employee directors were paid $200 for each committee meeting attended ($800 if the committee meeting was not held in conjunction with a Board meeting) and on February 4, 1993, were each granted an option under the Directors' Stock Option Plan to purchase 25,000 shares of the Company's common stock for an exercise price of $14.56 per share. In addition, the Company paid Michael D. Hernandez, whose term as a director expires at the Annual Meeting, compensation in the amount of $100,000 for his services as the non-employee Chairman of the Board of Directors during a portion of fiscal

1993. Effective October 1, 1993, non-employee directors receive annual compensation of $24,000 and a fee of $1,000 for each board meeting or committee meeting attended.

                            EXECUTIVE COMPENSATION

     The following table sets forth, for the three fiscal years ended
September 30, 1993, the compensation paid by the Company to the present Chief
Executive Officer, the two other most highly compensated present executive officers and the former Chief Executive Officer:

                          SUMMARY COMPENSATION TABLE
                                                                          Long-Term
                                                        Other           Compensation
                               Annual Compensation      Annual        Option/     LTIP        All Other
 Name and Principal   Fiscal    Salary     Bonus     Compensation      SARS      Payouts    Compensation
    Position           Year      ($)        ($)         ($)(1)        (#)(2)       ($)          ($)(3)

E. Mac Crawford        1993    $520,000   $293,280     $    711          --          --      $   30,049
Chairman of the        1992     500,000    903,650         *          572,990        --           *
 Board of Directors,   1991     362,292    685,305         *             --          --           *
 President and Chief
 Executive Officer

Lawrence W. Drinkard   1993     350,000    197,400     $  3,007          --          --      $   29,806
Executive Vice         1992     335,000    489,458         *          215,000        --           *
President and Chief    1991     235,825    365,078         *             --          --           *
 Financial Officer

C. Clark Wingfield     1993     225,000    110,790     $ 37,820          --          --      $   31,000
Vice President -       1992     215,000    217,975         *           30,000     $15,714         *
 Administrative
 Services

William A.
 Fickling, Jr.         1993     415,000       --       $121,011          --          --      $2,474,941
Former Chairman of     1992     800,000    726,000         *        2,220,336        --           *
 the Board of          1991     691,696    605,234        *              --          --           *
 Directors and Chief
 Executive Officer
________________

*    Under the rules of the Securities and Exchange Commission, no disclosure is required for these items in 1992 and 1991.
(1)  Includes, for Mr. Wingfield,  primarily country club dues of $15,998, car allowance of $12,000 and an administrative services allowance of $7,939.  The amounts for Messrs. Crawford and Drinkard are for the reimbursement of taxes due to the taxability of certain group life insurance coverages.
     The amount for Mr. Fickling includes primarily the payment by the Company of tax preparation fees of $100,350.
(2)  Represents the number of stock options granted under the Company's 1992 Stock Option Plan.
(3)  For Mr. Fickling, includes severance pay of $2,075,000 and an Annual Incentive Plan bonus of
     $242,849, as required by his employment agreement, $113,864 of accrued vacation pay paid to him subsequent to his termination, the book value of his company car of $12,613, ESOP contributions of
     $28,047, 401K plan contributions of $2,003 and premiums paid for term life insurance of $565.  For the current executive officers, includes the following:  (a) contributions to ESOP, $27,163,
     $27,734 and $28,294 for Mr. Crawford, Mr. Drinkard and Mr. Wingfield, respectively; (b)
     contributions to the Company's 401-K Plan, $2,003, $1,144 and $1,969 for Mr. Crawford, Mr.
     Drinkard and Mr. Wingfield, respectively; and (c) premiums paid for term life insurance $883, $928 and $737 for Mr. Crawford, Mr. Drinkard and Mr. Wingfield, respectively.


                Aggregated Option/SAR Exercises in Fiscal 1993
                  and Option/SAR Values at September 30, 1993

     The following table provides information related to options exercised by the executive officers during fiscal 1993, and the number and value of options held on September 30, 1993.


                                                                                 Value of Unexercised
                                                                                     In-the-Money
                                                         Number of                   Options/SARs
                           Shares      Value      Unexercised Option/SARs       at September 30, 1993
                        Acquired on   Realized     at September 30, 1993               ($)(2)
      Name              Exercise (#)   ($)(1)   Exercisable  Unexercisable   Exercisable   Unexercisable

E. Mac Crawford            10,000     $170,775     336,244      229,196      $ 6,430,541    $4,415,461
Lawrence W. Drinkard       20,000      337,800     109,300       86,000        2,099,885     1,656,790
C. Clark Wingfield         12,000      215,430       6,150       12,000          115,590       231,180
William A.
 Fickling, Jr.(3)            --           --     2,238,861         --         51,911,456          --

________________

(1) Value is calculated based on the difference between the option exercise price and the closing market price of the Common Stock on the date of exercise, multiplied by the number of shares to which the exercise relates.
(2) The closing price for the Company's Common Stock as reported by the American Stock Exchange on September 30, 1993 was $23.625. Value is calculated on the basis of the difference between the per share option exercise price (for in the money options, the per share option prices are $4.36 for Messrs. Crawford, Drinkard and Wingfield and $0.25 for Mr. Fickling) and $23.625, multiplied by the number of shares of Common Stock underlying the in the money options.
(3)  Chief Executive Officer of the Company until March 4, 1993.


                         BOARD COMPENSATION COMMITTEE
                       REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee (the "Compensation Committee") of the Board of Directors is responsible for establishing the policies relating to and the components of executive officer compensation. The Compensation Committee was organized and the two members were appointed on August 27, 1992, at the first Board of Directors meeting held after consummation of the Company's Chapter 11 Plan of Reorganization on July 21, 1992. Prior to organization of the Compensation Committee, the terms of the Company's 1992 Stock Option Plan and the terms of employment agreements between the Company and three of its executive officers, including the present and former chief executive officers, had been determined by negotiations between the Company and an unofficial committee of the Company's unsecured creditors held prior to the time the Company filed its "prepackaged" Chapter 11 Bankruptcy proceeding on June 2, 1992. Accordingly, except for the 1993 fiscal year Annual Incentive Plan and base salary adjustments (both discussed below), executive officer compensation for the 1993 fiscal year was not established by the Compensation Committee.

     Except for executive officer compensation matters that were determined prior to organization of the Compensation Committee, the Compensation Committee approves the design of all compensation plans applicable to executive officers, reviews and approves performance goals, establishes award opportunities, determines appropriate base salary increases, approves incentive award payouts, and oversees the ongoing operation of the various plans as they relate to executive officers. The Compensation Committee consists of directors who are not employees of the Company and who are not eligible to participate in any of the compensation plans that it administers. The Company and the Compensation Committee retained an independent compensation consultant to advise the Compensation Committee with respect to the plans that will be considered by stockholders at the 1994 Annual Meeting.

     Policies. Executive officer compensation for fiscal 1993 consisted of base salaries for executive officers and the Annual Incentive Plan. The minimum 1993 base salaries of the Company's present and former chief executive officers and chief financial officer were established by employment agreements executed prior to organization of the Compensation Committee, as described above. After its appointment in August 1992, the Compensation Committee approved an approximately 4% increase for fiscal 1993 in the base salaries of the three executive officers whose minimum base salaries were set by the terms of their employment agreements and a 4.7% increase for fiscal 1993 in Mr. Wingfield's base salary. These base salary adjustments were approved primarily because of the Company's fiscal 1992 operating results, which exceeded fiscal 1991 operating income. In addition to fixed base salaries for executive officers, the Compensation Committee's policy regarding annual compensation includes providing each executive officer a performance-based opportunity to earn a bonus equal to a significant percentage of base salary. The bonus is based on the operating income criterion described below under "Annual Incentive Plan."

     With regard to long-term incentive compensation for fiscal 1994 and subsequent years, the proposed 1994 Stock Option Plan does not contain any performance-based criteria in order for options granted to executive officers to vest. In the judgment of the Compensation Committee, these are not necessary because (1) the holding of the options granted creates incentive for executive officers to manage the Company's business so that the Common Stock will increase in value over time and (2) the options result in realizable benefits to executive officers only if the value of the Common Stock increases over the term (10 years) of each option.

     Annual Incentive Plan. Under the Annual Incentive Plan, annual bonuses for executive officers are payable as a percentage of base salary based on an operating income (net revenue less operating and bad debt expenses) target that is established by the Compensation Committee after review of the Company's budget for the fiscal year. The Compensation Committee believes that operating income was an appropriate measure of the Company's 1993 performance, as opposed to net income, because the Company's net income is determined after certain charges (such as amortization of excess reorganization value and ESOP expense) that are not based on the Company's performance. If the operating income target is met, executive officers earn a bonus of between 40% and 50% of base salary. If the Company achieves greater than 90% of the operating income target, but less than target, a threshold bonus of between .6% and .8% of base salary is earned, and the bonus increases to between 39.8% and 49.8% of base salary as operating income increases to the operating income target. If the target is exceeded, bonuses are increased to a maximum of 85% of base salary when operating income equals or exceeds 120% of the target.

     Chief Executive Officer Compensation. In fiscal 1993, the compensation of E. Mac Crawford, the Company's Chief Executive Officer, consisted of a base salary of $520,000 and an annual bonus under the Annual Incentive Plan of $293,280. Mr. Crawford's minimum base salary for fiscal 1993 of $500,000 was established by the terms of his employment agreement and was increased by 4% for fiscal 1993 for the reason described above.

     Under the Annual Incentive Plan targets established by the Compensation Committee, fiscal 1993 operating income was 103.7% of the targeted operating income level, and Mr. Crawford received, pursuant to the provisions of the plan, a bonus equal to 56.4% of his base salary. Accordingly, the performance-based portion of Mr. Crawford's fiscal 1993 compensation was based on the Company's operating income performance compared to a target established by the Compensation Committee.



                                                      Andre C. Dimitriadis
                                                      Michael D. Hernandez

                               PERFORMANCE GRAPH

     The following graph shows a comparison of the cumulative total return on $100 invested on July 22, 1992, in the Company's Common Stock, the S&P 500 Composite Index (the "S&P 500") and the S&P Hospital Management Index (the "S&P HMI"). "Cumulative total return" includes stock price appreciation plus dividends paid, with cash dividends reinvested on the date paid; but the term excludes trading commissions and taxes. Because the Company's Common Stock began publicly trading on July 22, 1992, the chart set forth below begins on July 22, 1992, and uses as the beginning price for the Company its initial opening price of $7.75.


                           CUMULATIVE TOTAL RETURNS
                       ON $100 INVESTED ON JULY 22, 1992

                   July 22            September 30           September 30
                    1992                  1992                   1993

Company             $100                  $ 79                    $305

S&P 500             $100                  $102                    $115

S&P HMI             $100                  $ 87                    $111


                                  OTHER PLANS

     Employment Agreements

     Upon consummation of the Plan on July 21, 1992, the Company entered into employment agreements with Messrs. Crawford and Drinkard, for terms beginning on July 21, 1992, and ending on September 30, 1995. The agreements provide for base salaries (Mr. Crawford - $500,000 and Mr. Drinkard - $335,000) and for bonuses and life and disability insurance benefits that are competitive with similar benefits for comparable positions within the investor-owned hospital industry. The agreements also provide for severance payments upon termination without cause (including certain constructive termination events), termination due to death or disability and termination due to a change in control of the Company. Upon any such termination, the employee will be paid the greater of his base salary through September 30, 1995 or his base salary for a period of two years and amounts accrued for the employee through the date of termination under the Annual Incentive Plan and other bonus plans, if any. The terms of the two employment agreements were negotiated by the Company and a committee of unsecured creditors prior to consummation of the Plan.


                       SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth, as of December 3, 1993, information concerning ownership of shares of Common Stock by directors and officers.

                                          Amount and Nature
                                            of Beneficial         Percent of
      Name                                    Ownership       Total Outstanding

E. Mac Crawford                               336,876 (1)             1.33%
Lawrence W. Drinkard                          111,046 (1)              .44%
C. Clark Wingfield                              6,453 (1)              (3)
Andre C. Dimitriadis                            7,000 (2)              (3)
Raymond H. Kiefer                               5,000 (2)              (3)
Edwin M. Banks                                  5,500 (2)              (3)
Michael D. Hernandez                            5,000 (2)              (3)

All directors and executive
 officers as a group (7 persons)              476,875 (4)             1.87%

__________________

(1) Includes 336,594, 109,599 and 6,201 shares that Mr. Crawford, Mr. Drinkard and Mr. Wingfield, respectively, have the present right to acquire upon exercise of options and warrants.

(2) Includes 5,000 shares for each that Mr. Dimitriadis, Mr. Kiefer, Mr. Banks and Mr. Hernandez have the present right to acquire upon the exercise of options.

(3)  Less than .1% of total outstanding.

(4) Includes 472,394 shares that the directors and executive officers have the present right to acquire upon exercise of options and warrants.


                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On July 21, 1992, the Company entered into an employment agreement with William A. Fickling, Jr., the former Chairman of the Board of Directors of the Company. The agreement provided for severance payments upon termination without cause. Mr. Fickling's employment was terminated without cause on March 4, 1993, and the Company recorded severance expense of approximately $2.1 million and paid Mr. Fickling approximately $243,000 in incentive bonus under the terms of Mr. Fickling's employment agreement. The $2.1 million severance is being paid to Mr. Fickling in semi-monthly installments through September 1995.

     Upon consummation of the Plan, the Company implemented the 1992 Stock Option Plan. Mr. Fickling was granted options under the 1992 Stock Option Plan to purchase approximately 2.2 million shares at exercise prices of either $4.36 per share or $9.60 per share. Under the terms of the plan, if Mr. Fickling's employment with the Company were terminated without cause and certain financial targets were satisfied, the option prices would be reduced to $.25 per share and all options would become immediately vested. On March 4, 1993, all of Mr. Fickling's options vested and the option prices were reduced to $.25 per share.

     The Company owns 50% of the Charter Medical Building in Macon, Georgia, and leases approximately 88,000 square feet of office space in such building for use as its corporate headquarters. The lease, which expires on September 30, 1994, provides for an average annual rental of approximately $1,189,000 (approximately $13.50 average per square foot per year).
Mr. Fickling and his father's estate each owns 12.5% of the building. During fiscal 1993 each had an interest of approximately $149,000 in rental payments made by the Company.

     On September 15, 1993, the Company sold its 19.8% ownership interest (plus its right to acquire an additional 9.6% interest for approximately $2 million) in Beech Street of California, Inc. ("Beech Street") to the children of Mr. Fickling for approximately $5.5 million, plus the right to receive additional consideration, if certain events (i.e. a public offering of Beech Street stock or if Beech Street sells 50% or more of its assets) occur within two years. The Company obtained a fairness opinion by an independent appraisal firm stating that the financial consideration was fair. The Company acquired its ownership interest in a series of related transactions beginning in May, 1989, for a total purchase price of $2,956,000. Beech Street was, prior to May, 1989, a wholly owned subsidiary of Beech Street, Inc., in which Mr. Fickling beneficially owns a majority of the outstanding stock. During the period of its ownership, the Company received $1,242,000 in dividend distributions from Beech Street.

     Beech Street provides, among other things, utilization review services and operates preferred provider organizations ("PPOs") in various states. Under agreements effective January 1, 1991, Beech Street provides utilization review services and PPO services for the Company's self-insured medical plans. The Company paid approximately $124,000 to Beech Street during fiscal 1993 for utilization review services. Beech Street's PPO services permit the Company's employees and their covered dependents to utilize a Beech Street PPO. In fiscal 1993, the Company paid Beech Street a fixed fee per enrolled participant for PPO services (which aggregated approximately $87,000).

     The Company also has agreements with Beech Street where certain of the Company's hospitals provide services to employers (and their related employee and covered dependent groups) who have entered into agreements with Beech Street to utilize a Beech Street PPO for hospital and other healthcare services. Such agreements provide for covered services to be rendered under terms (including discounts from the hospital's normal charges) which management of the Company believes are customary for hospital PPO agreements. The Beech Street PPO reviews claims and serves as an intermediary between the Company's hospitals and the contracting employers. The Company derived approximately $21.4 million, $14.8 million and $11.5 million in revenues from these agreements during fiscal 1993, 1992 and 1991, respectively. The aggregate discount from customary charges was 12% in fiscal 1993 and was 17% in fiscal 1992 and 1991.

     In fiscal 1993, prior to the sale of Beech Street, Beech Street paid approximatedly $160,000 in management fees and expense reimbursements to Mulberry Street Investment Company ("Mulberry Street"). Mulberry Street provided senior level management and financial services for Beech Street. Mr. Fickling beneficially owns all of the capital stock of Mulberry Street.

     During fiscal 1991 the Company's Board of Directors, with Mr. Fickling abstaining, authorized the payment by the Company of the reasonable legal expenses and disbursements of the law firms serving as counsel to Mr. Fickling, his family and related trusts and entities in all matters reasonably related to the restructuring of the Company, which services included not only matters relating to ownership of the Company's formerly outstanding Class B Common Stock and Series B, C and D Preferred Stock, but also services relating to other matters that were reasonable and appropriate to resolve or consider in connection with the restructuring. During fiscal 1993 the Company paid aggregate fees and expenses of approximately $142,000 to such firms with respect to such services.

     During fiscal 1993 the Company had two agreements in which Fickling & Walker Company, a licensed real estate brokerage firm of which the estate of Mr. Fickling's father owns 50%, represented the Company in the listing of improved parcels of real estate for sale. Fickling & Walker Company received a $48,750 commission from one such sale and, should the remaining parcel be sold at its estimated sales price, would receive $46,500 in additional commission.

     Gerald L. McManis, a nominee for director, is the Chairman of the Board, President and owner of 92% of the stock of McManis Associates, Inc. ("MAI"), a healthcare development and management consulting firm. During fiscal 1993, MAI provided consulting services for the Company related to the development of strategic plans and a review of the Company's business processes. The Company incurred $1,003,041 in fees for such services during fiscal 1993, and reimbursed MAI $127,762 for expenses.

                      PROPOSED DIRECTORS' UNIT AWARD PLAN

     The Board of Directors has adopted, subject to stockholder approval, the Directors' Unit Award Plan (the "Unit Plan"), which provides for the award of a maximum of 15,000 Units (the "Units") that, upon vesting under the terms of the Unit Plan, would result in the issuance of an aggregate of 15,000 shares of Common Stock in settlement of Units. The purpose of the Plan is provide an incentive and a means of encouraging stock ownership by non-employee Directors of the Company.

     The Unit Plan provides for the award on February 18, 1994, or the date a participant first becomes a Director, to each Director who is not an employee of the Company of 2,500 Units. Upon vesting of the Units awarded to a Director, the Company will settle the Units by issuing to the Director a number of shares of the Company's Common Stock equal to the number of vested Units. The number of shares of the Company's Common Stock issuable upon vesting of Units is subject to adjustment to reflect certain changes in capitalization of the Company, or a merger or reorganization. The closing price per share of the Common Stock on the American Stock Exchange on January
14, 1994, was $            .

     Units awarded under the Unit Plan vest when the participant ceases to be a non-employee Director of the Company. Within thirty days after vesting, the Company will settle the vested Units by issuing a number of shares of Common

Stock to the Participant equal to the number of Units vested, subject to adjustment as described above. The number of Units that vest upon a participant's ceasing to be a non-employee Director of the Company is 2,500 except as follows. If a Director ceases to be a non-employee Director of the Company due to voluntary resignation, voluntary decision not to stand for reelection, removal as a Director by the stockholders for cause or the participant's becoming an employee of the Company or a subsidiary, the number of vested Units shall be 500 times the number of anniversary dates (but not more than five) that have occurred prior to the time the Director ceases to be a non-employee Director of the Company for such reasons. If a Director ceases to be a non-employee Director of the Company for any other reason, including death and disability, the number of Units vested is 2,500.

     Units are not transferable, but, in the event of death of a Participant, shares of Common Stock issuable upon settlement of Units will be issued to the Participant's estate, heirs or legal representatives. Upon settlement of Units and issuance of shares of Common Stock, the participant is required to pay to the Company the amount, if any, which the Company is required to withhold under applicable federal or state income tax laws.

     The Board of Directors has the right at any time to terminate or amend the Unit Plan, provided such action does not affect adversely any previously awarded Units without the written consent of any Director affected. Certain amendments may require stockholder approval in order to comply with Rule 16b-3 under the Securities Exchange Act of 1934 (the "Exchange Act").

     Under the Internal Revenue Code and current regulations, a participant in the Unit Plan will not recognize any income for federal income tax purposes at the time Units are awarded. Such participant will recognize ordinary income for federal income tax purposes at the time he receives shares of Common Stock upon settlement of Units in an amount equal to the fair market value of the shares at the time of delivery. The amount of income recognized by such participant upon acquisition of the shares will be the basis of such shares for computation of gain or loss realized upon the ultimate disposition of such shares. If such participant sells the shares, any profit realized in excess of his basis will result in short or long-term capital gain or loss.

     The Company is entitled to a federal income tax deduction with respect to Units in an amount equal to the ordinary income realized by the participant upon settlement of the Units.

     Approval of the Unit Plan requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock cast at the Annual Meeting.

     The Board of Directors unanimously recommends a vote FOR approval of the Directors' Unit Award Plan.

                        PROPOSED 1994 STOCK OPTION PLAN

     The Board of Directors has adopted, subject to stockholder approval, the 1994 Stock Option Plan (the "Option Plan"), covering 1.3 million shares of Common Stock. The principal purpose of the Option Plan is to promote the interests of the Company and its stockholders by attracting, retaining and stimulating the performance of management by providing participants incentive opportunities tied to the Company's long-term performance. The Option Plan will enable eligible executive officers, officers and key employees of the Company and its subsidiaries to acquire proprietary interests in the Company through the ownership of Common Stock.

     Under the terms of the Option Plan, options can be granted to participants to purchase, out of the authorized but unissued Common Stock or out of shares of Common Stock held in the Company's treasury, or partly out of each, a total of 1.3 million shares of Common Stock. Both the number of shares of Common Stock covered by the Option Plan and the per share exercise price of options granted are subject to adjustment upon certain changes in capitalization of the Company, such as stock splits or stock dividends. Options granted under the Option Plan are nonqualified stock options.

     The Option Plan is administered by the Compensation Committee or such committee as may from time to time be designated by the Board of Directors to administer the Option Plan (the "Committee"). The Committee is required to be comprised of not fewer than two members of the Board of Directors, each of whom is a "disinterested person" as that term is defined in Rule 16b-3 under the Exchange Act. The Committee administers the Option Plan, selects the eligible participants to whom options will be awarded, determines the number of shares for which options are to be awarded to each eligible participant, and determines the terms and conditions of each option, subject to the provisions of the Option Plan. The duties of the Committee in granting options to officers and key employees (but not to executive officers or any other person subject to Section 16 of the Exchange Act) may be delegated to the Company's Chief Executive Officer, subject to any review, approval or notification required by the Committee or as may otherwise be required by law. The Committee may from time to time prescribe, amend and rescind such rules, regulations, provisions and procedures, consistent with the terms of the Option Plan, as, in its opinion, may be advisable in the administration of the Option Plan and approves the provisions of the stock option agreements required by the Option Plan.

     Executive officers (3 persons) and officers (10 persons) of the Company and key employees (approximately 125 persons) of the Company and its subsidiaries are eligible to participate in the Option Plan.


     The following table indicates the options that the Committee presently intends to grant under the Option Plan on or shortly after the date of the Annual Meeting, subject to approval of the Option Plan by the stockholders at the Annual Meeting:

              Name and Position                        Number of Options

     E. Mac Crawford, Chairman of the Board
      and President                                          90,000

     Lawrence W. Drinkard, Executive Vice
      President and Chief Financial Officer
      and Director                                           35,500

     C. Clark Wingfield, Vice President-
      Administrative Services                                17,500

     Executive Officers as a Group (3 persons)              143,000

     Non-Executive Director Group                              --

     Non-Executive Officer Employee
      Group (135 persons)                                   752,000


     The above options, and options subsequently granted, will have a per share exercise price equal to the mean between the high and low sales prices per share of the Common Stock on the American Stock Exchange on the date of grant of the options. The closing price of the Common Stock on January 14,
1994 was $    per share.  More than one grant of an option may be made to the same person, but no person may be granted options to purchase more than 150,000 shares.

     Options granted under the Option Plan will be exercisable to the extent vested. An option vests at the rate of 33-1/3% of the shares covered by the option on each of the first three anniversary dates of the grant of the option if the optionee is an employee of the Company or a subsidiary of the Company on such dates. Options granted pursuant to the Option Plan which are vested may be exercised in whole or in part by the optionee from time to time, but in no event later than ten years after the date of grant.

     The exercise price is payable upon the exercise of the option in cash or in shares of Common Stock, or a combination of the foregoing, but payment of all or a portion of the exercise price by delivery of shares of Common Stock is permitted only at the discretion of the Company. In the event of any payment with shares of Common Stock, such shares will be valued on the basis of their fair market value determined as of the day prior to the date of delivery to the Company.

     The Option Plan provides that: (i) upon termination of employment for any reason except death or total disability, unvested options granted will terminate on the date of termination of employment and vested options on the date of termination may be exercised during the 90 days following termination

(but not after expiration of the term of the option); (ii) upon total disability of a participant, vested options on the date the participant became totally disabled may be exercised by the participant within 12 months from the date of total disability of the participant (but not after expiration of the term of the option); and (iii) upon the death of a participant, the vested options on the date of the participant's death may be exercised by the legal representative, heir or legatee within 12 months of the date of death of the participant (but not after expiration of the term of the option).

     Options under the Option Plan must be granted on or before December 31, 1996. No option granted under the Option Plan shall be assignable or transferrable by the participant except by will, by the laws of descent and distribution or pursuant to certain domestic relations orders.

     Subject to certain limitations set forth in the Option Plan, the Board may at any time or from time to time terminate, modify or amend the Option Plan. No amendment shall be made without stockholder approval if such approval is required for continued compliance with Rule 16b-3 of the Exchange Act, by other applicable law or regulation or by the rules of any stock exchange on which the Common Stock is listed for trading. Under Rule 16b-3 stockholder approval would be required for any amendment that would (i) materially increase the maximum number of shares for which options may be awarded under the Option Plan, or (ii) materially modify the eligibility requirements for participation in the Option Plan, or (iii) materially increase the benefits accruing to participants under the Option Plan. The termination or any modification or amendment of the Option Plan or options thereunder shall not, without the consent of the participant, affect such person's rights under an option previously granted.

     Under the Internal Revenue Code and current regulations, a participant is not subject to any federal income tax upon the grant of an option under the Option Plan and the grant of an option will not result in an income tax deduction for the Company.

     Upon the exercise of an option, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares purchased over the option price. At that time the Company will be entitled to a deduction as compensation expense in an amount equal to the amount taxable to the participant as income, provided the Company satisfies applicable federal income tax withholding requirements. The sale or other taxable disposition of shares of Common Stock acquired upon exercise of an option generally will result in a short or long-term capital gain or loss equal to the difference between the amount realized on the disposition and the fair market value of the share of Common Stock when the option was exercised.

     If previously acquired shares are used to exercise an option, the participant will not recognize any gain by reason of such use, and the tax basis of the shares received upon such exercise is as follows: (i) for the newly received shares equal to the number of shares surrendered by the participant, the basis is equal to the basis of the surrendered shares, and the holding period does not start anew, and (ii) the basis of the balance of the newly acquired shares is the fair market value on the date of exercise. The latter amount is subject to federal income taxes at ordinary rates in the year of exercise, and the Company will be entitled to a deduction as compensation expense in an amount equal to the amount taxable to the participant as income.

     Approval of the 1994 Stock Option Plan requires the approval of a majority of the votes cast at the Annual Meeting.

     The Board of Directors unanimously recommends a vote FOR approval of the 1994 Stock Option Plan by the stockholders.

                  PROPOSED 1994 EMPLOYEE STOCK PURCHASE PLAN

     The Board of Directors has adopted, subject to stockholder approval, the 1994 Employee Stock Purchase Plan (the "Employee Stock Plan"), covering 600,000 shares of Common Stock. The purpose of the Employee Stock Plan is to provide eligible employees of the Company and its subsidiaries with an opportunity to be compensated through the benefits of stock ownership and to acquire an interest in the Company through the purchase of Common Stock. It is the intention of the Company that the Employee Stock Plan qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code (the "Code").

     The Employee Stock Plan will be administered by a committee (the "Employee Stock Plan Committee") consisting of not less than three members appointed by the Chief Executive Officer of the Company. Each member of the Employee Stock Plan Committee will be either a Director, an officer or an employee of the Company. The Employee Stock Plan Committee will be vested with authority to make, administer and interpret such rules and regulations as it deems necessary to administer the Employee Stock Plan, and any determination, decision or action of the Employee Stock Plan Committee in connection with the construction, interpretation, administration or application of the Employee Stock Plan will be final and binding on all participants and all persons claiming under or through any participant.

     Any person (other than an officer of the Company) who is customarily employed for more than 20 hours per week by the Company or any of the Company's subsidiaries designated by the Employee Stock Plan Committee, and who was employed on or before ninety days preceding the first day of an offering period, will be eligible to participate in the Employee Stock Plan for such offering period. No officer of the Company can participate in the Employee Stock Plan, except for participation in an offering period that begins prior to such person's election as an officer. As of November 30, 1993, there were approximately 6,400 employees of the Company and its subsidiaries who were eligible to participate in the Employee Stock Plan.

     The Employee Stock Plan consists of three offerings of a maximum of 300,000 shares each, except that the maximum number of shares offered in the third offering period may not exceed the then remaining number of shares available under the Employee Stock Plan. The beginning date and ending date of each offering period will be established by the Employee Stock Plan Committee; provided that each offering period will have a term of not less than six months and not more than 12 months and that the first offering period will not begin before April 1, 1994, and the last offering period will end on or before March 31, 1997. On the first date of each offering period, a participant will be granted an option to purchase a maximum number of shares of Common Stock equal to the greatest whole number that is less than (i) the amount elected by the participant to be withheld from such participant's salary (but not to exceed 10%) as estimated on the first day of the offering period, divided by (ii) the figure which represents 85% of the mean of the high and low sales prices of the Common Stock on the American Stock Exchange on the first day of an offering period. The closing price of the Common Stock
on January 14, 1994 was $     per share.  Payment for shares to be purchased
under the Employee Stock Plan will be made by payroll deductions.

     No participant will be granted an option (i) if, immediately after the grant, the participant would own stock and options possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any subsidiary of the Company, or (ii) which permits his or her rights to purchase stock under all employee stock purchase plans to accrue at a rate which exceeds $25,000 of the fair market value of the stock for each calendar year in which such option is outstanding at any time.

     A participant may withdraw from the Employee Stock Plan and all of the participant's payroll deductions credited to his or her account will be paid to him or her promptly after receipt of the notice of withdrawal, and no further payroll deductions will be made during that offering period. A participant's withdrawal will not have any effect upon his or her eligibility to participate in any similar plan which may be thereafter adopted by the Company or in any subsequent offering period. Upon termination of a participant's employment for any reason, the payroll deductions credited to the participant's Employee Stock Plan account will be returned to the participant.

     Unless a participant gives written notice of withdrawal from the Employee Stock Plan to the Company, the option to purchase shares during an offering period will be exercised automatically for the participant on the day on which the offering period terminates. The price at which the participant's option will be exercised is 85% of the mean of the high and low sales prices of the Common Stock on the American Stock Exchange on the first day of the offering period. If the total number of shares for which options are to be exercised exceeds the number of shares then available under the Employee Stock Plan, the Company shall make a pro rata allocation of the shares available.

     Neither payroll deductions credited to a participant's account nor any rights with regard to the exercise of an option or to receive shares under the Employee Stock Plan may be assigned, transferred, pledged or otherwise disposed of by a participant. The Company may treat any such act as an election to withdraw funds.

     The Board of Directors of the Company may at any time terminate or amend the Employee Stock Plan. No such termination can affect options previously granted, and no amendment can make any change in options theretofore granted which would adversely affect the rights of any participant. No amendment can be made prior approval of the stockholders of the Company if such amendment would: (i) require the sale of more shares than are authorized under the Employee Stock Plan; or (ii) permit payroll deductions at a rate in excess of 10% of a participant's base pay.

     The amounts withheld from a participant's pay under the Employee Stock Plan will be taxable income to the participant and must be included in the participant's gross income for federal income tax purposes in the year which such amounts otherwise would have been received.

     A participant will not be required to recognize any income for federal income tax purposes either at the time the participant is granted an option (which will be on the first day of the offering period) or by virtue of the exercise of the option (which will take place on the last day of such offering period). The federal income tax consequences of a sale or disposition of shares acquired under the Employee Stock Plan depend in part on the length of time the shares are held by a participant before such sale or disposition. If a participant sells or otherwise disposes of shares acquired under the Employee Stock Plan (other than any transfer resulting from death) within two years after the date on which the option to purchase such shares is granted to him ("Two-Year Period"), the participant must recognize ordinary income in the year of such disposition in an amount equal to the excess of (i) the fair market value of the shares on the date such shares are transferred to the participant over (ii) the option price. The amount of ordinary income recognized by the participant will be added to the participant's basis in such shares. Any gain realized on a sale in excess of the participant's basis (after increasing such basis in such shares by the amount of the ordinary income recognized) will be taxed as capital gain, and any loss realized (after increasing such basis in such shares by the ordinary income recognized) will be a capital loss.

     If a participant sells shares acquired under the Employee Stock Plan after holding such shares for the Two-Year Period or the participant dies, the participant or the participant's estate must include as ordinary income in the year of sale (or the taxable year ending upon death) an amount equal to the lesser of (i) the excess of the fair market value of the shares on the date the option was granted over the option price computed on such date, or (ii) the excess of the fair market value of the shares at the time of sale of the shares or on the date of death over the option price. Except in the case of a transfer as a result of death, the amount of ordinary income recognized by the participant will be added to the participant's basis in such shares. Any gain realized upon the sale in excess of such basis will be taxed as a long-term capital gain. Any loss realized will be treated as long-term capital loss.

     The Company will not receive any income tax deduction as a result of issuing shares pursuant to the Employee Stock Plan, except upon sale or disposition of shares by a participant within the Two-Year Period. In such an event, the Company will be entitled to a deduction equal to the amount included as ordinary income to the participant with respect to the sale or disposition of such shares.

     Approval of the Employee Stock Plan requires the approval of a majority of the votes cast at the Annual Meeting.

     The Board of Directors unanimously recommends a vote FOR approval of the Employee Stock Plan by the stockholders.

              PROPOSED AMENDMENT TO DIRECTORS' STOCK OPTION PLAN

Description of Amendment

     The amendment to the Directors' Stock option Plan (the "Directors' Plan"), subject to approval by stockholders at the Annual Meeting, increases the total number of shares of Common Stock on which options may be granted to non-employee Directors from 125,000 to 175,000 shares. The amendment was adopted by the Board of Directors in December 1993 and, in effect, makes available a total of 75,000 shares for grants of options to purchase 25,000 shares of Common Stock to Mr. Gerald L. McManis, a nominee for the office of director, and to each non-employee Director appointed by the Board of Directors to fill the two existing vacancies on the Board of Directors.

Description of Plan

     The Directors' Plan was adopted by the Board of Directors in December 1992 and approved by the stockholders at the 1993 annual meeting. The Directors' Plan, prior to effectiveness of the amendment, provided for the grant of options to non-employee members of the Company's Board of Directors to purchase up to a total of 125,000 shares of the Company's Common Stock, subject to adjustments to reflect certain changes in capitalization.

     The Directors' Plan is intended as an incentive and as a means of encouraging stock ownership by directors. It provides for the grant on February 4, l993, or the date an optionee first becomes a director, to each non-employee director an option to purchase 25,000 shares of the Company's Common Stock (subject to adjustment for stock splits and similar events). The exercise price is the average of the mean between the high and low sales prices per share of the Common Stock on the American Stock Exchange for the ten trading days ending on the date of grant. The closing price per share of the Common Stock on the American Stock Exchange on January 14, 1994, was
$        .  Persons elected or appointed to the Board as non-employee directors subsequent to February 4, 1993 will be granted, effective on the date of their election or appointment, an option to purchase 25,000 shares of Common Stock for so long as there are shares available under the Directors' Plan.

     Options granted can be exercised from the date of vesting until February 1, 2003. No options can be granted after February 4, 1998. Options vest 20% when granted and an additional 20% on each successive February 1 for a period of four years, if the optionee continues to serve as a non-employee director on the applicable February 1. Unvested options vest in full if and when a director ceases serving as a director for reasons other than a voluntary resignation, a voluntary decision not to stand for reelection, or removal for cause by the stockholders. Options are not transferable but can be exercised, in the event of death, by an optionee's estate, heirs or legal representatives for a period of ninety days after death.

     The exercise price for an option is payable in full upon the exercise. Payment may be made in cash or by delivery of shares of Common Stock, by authorizing the Company to withhold shares upon exercise in an amount (based on the fair market value) equal to the exercise price or by a combination of the foregoing. The optionee must also pay an amount equal to the amount, if any, which the Company is required to withhold under applicable federal or state income tax laws.

     The Board of Directors has the right at any time to terminate or amend the Directors' Plan, provided such action does not affect adversely any unexercised option granted under the Directors' Plan without the written consent of any optionee affected. Certain amendments may require stockholder approval to comply with Rule 16b-3 under the Exchange Act.

     Shares of the Company's Common Stock to be issued upon exercise of the options will be either authorized but unissued shares or treasury shares.

     On February 4, l993, each non-employee director (Messrs. Banks, Dimitriadis, Hernandez and Kiefer) was granted an option under the Directors Plan to purchase 25,000 shares of Common Stock for a per share exercise price of $14.56. If Mr. McManis is elected a director at the Annual Meeting, he will
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be granted an option to purchase 25,000 shares of Common Stock for a per share exercise price equal to the average of the mean between the high and low sales prices per share of the Common Stock for the ten trading days ending on the date of the Annual Meeting.

     Under the Internal Revenue Code and current regulations, a participant in the Directors' Plan is not subject to any federal income tax upon the grant of an option; and the grant of an option will not result in an income tax deduction for the Company. Upon exercise of an option, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares purchased over the option price. At that time, the Company will be entitled to a deduction as compensation expense in an amount equal to the amount taxable to the participant as income, provided the Company satisfies applicable federal income tax withholding requirements. The amount of income recognized by such participant upon purchase of the shares will be added to the basis of such shares for computation of gain or loss realized upon the ultimate disposition of such shares. Any gain realized in excess of his basis will be taxed as a capital gain; any loss realized will be a capital loss. The capital gain or loss will be long-term if the participant holds the shares for one year after the date of exercise before selling them.

     If previously acquired shares are used to exercise an option, the participant will not recognize any gain by reason of such use, and the tax basis of the shares received upon such exercise is as follows: (i) for the newly received shares equal to the number of shares surrendered by the participant, the basis is equal to the basis of the surrendered shares, and the holding period does not start anew, and (ii) the basis of the balance of the newly acquired shares is the fair market value on the date of exercise. The latter amount is subject to federal income taxes at ordinary rates in the year of exercise, and the Company will be entitled to a deduction as compensation expense in an amount equal to the amount taxable to the participant as income.

     Approval of the amendment to Directors' Plan requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock cast at the Annual Meeting.

     The Board of Directors unanimously recommends a vote FOR approval of the amendment to the Directors' Plan.

                            ADDITIONAL INFORMATION

     Attendance. Attendance at the Annual Meeting is limited to stockholders of record or their proxies, beneficial owners of Common Stock having evidence of such ownership, and guests of the Company.

     Stockholder Proposals. In order to be included in the proxy statement and form of proxy for the 1995 Annual Meeting, a stockholder proposal must be in writing and received by the Company by the close of business on September 20, 1994. All stockholder proposals should be submitted by certified mail, return receipt requested, to the Secretary of the Company, 577 Mulberry Street, Macon, Georgia 31298.

     Other Business. Management does not know of any matter to be brought before the Annual Meeting other than those referred to above. If any other matter properly comes before the meeting, all properly executed proxies delivered pursuant to this solicitation will be voted on any such matters in the discretion of the persons named on the enclosed proxy.
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     Independent Accountants.  Arthur Andersen & Co. served as the Company's independent accountants for the fiscal year ended September 30, 1993. Representatives of such firm will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

     AVAILABLE INFORMATION. COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED SEPTEMBER 30, 1993 MAY BE OBTAINED FROM THE COMPANY UPON REQUEST TO THE COMPANY (ATTN: MS. NANCY GORE, DIRECTOR - INVESTOR RELATIONS) AT 577 MULBERRY STREET, MACON, GEORGIA 31298